SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement.    [ ] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2)).
[ ] Definitive Proxy Statement.
[ ] Definitive Additional Materials.
[x] Soliciting Material Pursuant to Rule 14a-12.

                           Gold Banc Corporation, Inc.
                           ---------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [x] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

                  1) Title of each class of securities to which transaction applies:

                  2) Aggregate number of securities to which transaction applies:

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  4)       Proposed maximum aggregate value of transaction:

                  5)       Total fee paid:

         [ ]     Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1) Amount Previously Paid:

                     -----------------------------------------------------
                  2) Form, Schedule or Registration Statement No.:

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                  3) Filing Party:

                     -----------------------------------------------------
                  4) Date Filed:

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


Stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement and other relevant documents, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov.). Copies of the proxy statement can also be obtained, without charge, by directing a request to Gold Banc; 11301 Nall Avenue, Leawood, Kansas 66211 Attention: Rick Tremblay; (913) 451-8030.

The directors and executive officers of Gold Banc and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Gold Banc's directors and executive officers is available in the proxy statement filed with the Securities and Exchange Commission by Gold Banc on April 28, 2003. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

GOLD BANC                                                        PRESS RELEASE

[Graphic Appears Here]                                        www.goldbank.com

CONTACT:

Rick J. Tremblay                        Sherman Titens
Chief Financial Officer                 SVP - Director of Marketing
913.451.8050                            913.323.7741
ricktremblay@goldbanc.com               shermantitens@goldbanc.com


FOR IMMEDIATE RELEASE

                    GOLD BANC TO BE ACQUIRED FOR $672 MILLION

Leawood, Kansas - February 25, 2004) - Gold Banc (NASDAQ: GLDB) announced today that it has entered into a definitive merger agreement with Silver Acquisition Corp. ("Silver"). Silver will acquire all of the outstanding shares of common stock of Gold Banc for $16.60 per share in cash, a 16 % premium over yesterday's closing price of $14.32. The merger is expected to be completed in the third quarter of 2004. If the merger is not completed by July 23, 2004, Gold Banc stockholders would receive an additional $0.0023 per share for each day elapsing thereafter through the closing date of the merger.

Mick Aslin, Chief Executive Officer of Gold Banc, said, "As always, our priorities are to deliver value to Gold Banc stockholders, ensure a high level of service to our customers and recognize the excellent work of our associates. We believe this transaction does so in a very significant and immediate way. Our stockholders will receive a sizeable premium over current market levels and our company and its employees will be able to continue the tradition of providing outstanding service to our customers."

Silver is the acquisition vehicle for an investor group led by C. Stanley Bailey, a career banker. The purchasing group includes The Cypress Group and DLJ Merchant Banking. Mr. Bailey was most recently Chairman and CEO of Superior Financial Corp. Upon completion of the sale Bailey will become CEO of Gold Banc and Aslin will be elected non-executive Chairman of the Board.

"I am pleased to have Stan Bailey lead what I fully anticipate will be a seamless transition in building upon our premier community banking model," Aslin continued. "Stan is highly regarded in the financial and banking community for the track record he has demonstrated in successfully operating financial institutions that emphasize community involvement and responsiveness to customer needs and they are two of the core values of Gold Banc. I expect to be active in helping to further these goals."

Gold Banc's shareholders must approve the merger. It is also subject to the receipt of required regulatory approvals and the receipt of necessary financing. Silver has obtained written commitments for approximately 80% of the planned $455 million in common equity and expects to receive commitments for the balance of the required financing within 60 days. Silver has received a letter from Keefe, Bruyette & Woods, Inc. stating that it is highly confident that it can arrange the financing needed for the merger subject to market and certain other conditions.

Gold Banc's banking subsidiaries in Kansas, Florida and Oklahoma would be consolidated into a single Kansas bank and then converted into a federal savings bank established by Silver for that purpose. Following those transactions and the merger, the surviving parent would be a privately held savings and loan holding company regulated by the Office of Thrift Supervision. Gold Bank would continue to offer its current range of products and services from the same locations and both Gold Bank and the holding company, Gold Banc, would retain their respective names.

Keefe, Bruyette & Woods, Inc. serves as financial advisor and placement agent for Silver. Sandler O'Neill & Partners, L.P. serves as financial advisor to Gold Banc and issued an opinion to its Board of Directors that the offer is fair from a financial point of view.

About Gold Banc

Gold Banc, with assets totaling approximately $4 billion, is one of the nation's premier community banking and financial services companies. Headquartered in Leawood, KS, Gold Banc owns and operates 40 community banks located largely in the Kansas City metropolitan area of Missouri and Kansas; the Sarasota and Tampa Bay metropolitan areas on the West Coast of Florida; and the Tulsa and Oklahoma City metropolitan areas of Oklahoma. The Company provides banking and wealth management services. It also owns and operates Gold Trust Company which provides trust management and administration services and Gold Capital Management, which provides brokerage and investment services.

About Silver Acquisition Corp. (Silver)

Silver was created for the purpose of engaging in the merger with Gold Banc Corporation. C. Stanley Bailey will serve as the Chief Executive Officer of Gold Banc after the merger. In addition to his service at Superior Financial Corp. ("Superior"), Bailey has served as Executive Vice President and CFO of Hancock Holding Company and Vice Chairman and CFO of AmSouth Bancorporation. Bailey will be accompanied by C. Marvin Scott and Rick D. Gardner to head the management team of Gold Banc after consummation of the merger. Scott and Gardner served as members of the executive management team at Superior. Bailey, Scott and Gardner bring a combined 78 years of banking experience to Gold Banc.

About The Cypress Group

The Cypress Group L.L.C. manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark, Inc.; AMTROL, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; Danka Business Systems PLC; MedPointe Inc.; Montpelier Re Holdings Ltd.; Republic National Cabinet Corp.; Catlin Group Ltd.; The Meow Mix Company; Financial Guaranty Insurance Company (FGIC); and Communications & Power Industries, Inc.

About DLJ Merchant Banking

Since 1985, DLJ Merchant Banking (DLJMB) has been one of the most active and successful private equity investment firms providing a flexible investment mandate that allows it to pursue equity and structured equity investment opportunities across all industries and geographic regions. The most recent fund -- its third generation fund, DLJ Merchant Banking Partners III, L.P. --closed in November 2001 with $5.3 billion in committed capital, making it one of the largest funds in the world. The DLJ Merchant Banking funds investment strategy focuses on industry leaders, proactive industry specializations, investment in build-up and contrarian opportunities and structured equity investments for an efficient return of invested capital.

FORWARD-LOOKING STATEMENTS

This release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, the ability to complete the merger and those described in the periodic reports we file with the Securities and Exchange Commission.

Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

GOLD BANC LETTER TO SHAREHOLDERS

Dear Valued Shareholder,

We have signed a definitive merger agreement with Silver Acquisition Corp.
(SAC), an entity recently formed by an investor group led by Stan Bailey, and including The Cypress Group and DLJ Merchant Banking.

I am pleased to report that, under the terms of this agreement, SAC will pay $16.60 per share, in cash, representing a 16 percent premium over GLDB's closing price of $14.32 on February 24, the day before the transaction was signed and a premium of 94 percent over the price of $8.55 when Gold Banc made a management change on March 17 of last year. Gold Banc has approximately 39.9 million shares outstanding, which puts the value of this transaction at more than $ 662 million, plus assumed liabilities of $112.5 million.

Upon completion of the merger, Mr. Bailey will become CEO and I will become the non-executive Chairman of the Board. Mr. Bailey has a long and successful history in the banking industry, and will bring a great deal of banking expertise to Gold Banc.

As always, our first priority is to deliver value to you, our shareholders. This transaction, which has the unanimous support of our board of directors, is the best way to achieve this. Not only will you receive a sizeable premium, but our company and its associates will be able to continue the tradition of providing outstanding service to our customers.

Under terms of the agreement, Gold Banc's banking subsidiaries in Kansas, Florida, and Oklahoma would be consolidated into a single Kansas bank and then converted into a federal savings bank established by SAC. Following these transactions and the merger, the surviving parent would be a savings and loan holding company regulated by the Office of Thrift Supervision.

Using this format to conduct business offers a number of advantages in terms of branching (both in and out of state) and investment diversification. As a federal savings bank, Gold Bank would continue to offer its current range of products and services from the same locations and both Gold Bank and the holding company, Gold Banc, would retain their respective names.

I fully expect that Stan Bailey and his team will lead a seamless transition in building upon our premier community-banking model. He has an established track record for successfully managing financial institutions that emphasize close ties to the community and responsiveness to customer needs, values that have long represented the core of Gold Banc's mission.

We welcome your comments, and are available to answer any questions you may have about today's announcement. Thank you for being a part of Gold Banc's success.

Sincerely,
Mick Aslin

GOLD BANC LETTER TO COMMUNITY LEADERS IN KANSAS CITY

I wanted you to be among the first to know about an announcement we made on February 25 that holds significant benefits for the community, shareholders, customers, and associates of Gold Banc. Our company has reached a merger agreement to be acquired by Silver Acquisition Corporation (SAC). It also is good for Kansas City because it ensures that Gold Banc will continue to be locally managed with significant local ownership for the foreseeable future.

This transaction, which has the unanimous support of our independent board of directors, is also good news for our shareholders, associates and customers. Not only will it provide a sizeable premium to shareholders, but our company and its associates will be able to continue the tradition of providing outstanding service to our customers.

Silver Acquisition Corporation is a recently formed investor group that includes, among other parties, Stan Bailey. Mr. Bailey has a long and successful history in the banking industry, and will bring a great deal of banking expertise to Gold Banc. As part of the acquisition, Mr. Bailey will become CEO and will move to the Kansas City area. I will become the non-executive Chairman of the Board.

I expect that Stan Bailey and his team will lead a seamless transition in building upon our premier community-banking model. Stan has an established track record of successfully managing financial institutions that emphasize close ties to the community and responsiveness to customer needs, values that have long represented the core of Gold Banc's mission.

We welcome your comments, and are available to answer any questions you may have about today's announcement. Thank you for being a part of Gold Banc's success.

Sincerely,

Mick Aslin
Gold Banc President and CEO

GOLD BANC LETTER TO CUSTOMERS

Dear Valued Customer,

We are writing to tell you about an event that holds significant benefits for all Gold Bank customers.

Today, our parent, Gold Banc, announced that the signing of a definitive merger agreement with Silver Acquisition Corp. (SAC), an entity recently formed by a private investor group led by Stan Bailey, and including The Cypress Group and DLJ Merchant Banking.

Under our agreement with SAC, our banks will be combined into a privately held, federal savings bank. This new federal savings bank will continue to operate under the name Gold Bank, and will continue to do business in the same locations.

Stan Bailey will become the CEO, and I will assume the position of non-executive Chairman of the Board. Mr. Bailey is a career banker and has a long and successful history in the banking industry. His expertise will contribute meaningfully to the continued success of Gold Bank.

I expect that Stan Bailey will lead a seamless transition in building upon our premier community-banking model. He has an established track record for successfully managing banks that emphasize community involvement and responsiveness to customer needs; both are core values of Gold Bank.

For you, our valued customer, this announcement means that Gold Bank will continue to build on its strengths while continuing to explore new and even better ways to serve you.

This evolution of Gold Bank will be transparent to our customers. We will continue to strive to give you the superior service you have come to expect, to anticipate your financial needs and go above and beyond in meeting them.

We welcome your comments, and are available to answer any questions you may have about today's announcement. Thank you for your continued patronage of, and confidence in, Gold Bank.

Sincerely,

Mick Aslin

GOLD BANC LETTER TO EMPLOYEES


Dear Associate,

Today we announced that we have signed of a definitive merger agreement with Silver Acquisition Corp. (SAC), an entity recently formed by a small group of private investors led by Stan Bailey, and including The Cypress Group and DLJ Merchant Banking.

As part of the acquisition, Stan will become CEO, and I will become the non-executive Chairman of the Board. Stan has a long and successful history in the banking industry, and will bring a great deal of banking expertise, which will be an excellent complement to our strong commercial banking operations.

Stan has an established track record of successfully managing financial institutions that emphasize close ties to the community and responsiveness to customer needs, values that, as you are well aware, have long represented the core of Gold Banc's mission.

Under terms of the agreement, Gold Banc's banking subsidiaries in Kansas, Florida, and Oklahoma would be consolidated into a single Kansas bank and then converted into a federal savings bank established by SAC. Following these transactions and the merger, the surviving parent would be a savings and loan holding company regulated by the Office of Thrift Supervision. The federal savings bank would operate under the name Gold Bank and would continue to do business in the same locations.

For you as associates, today's announcement means that Gold Banc will continue to build on its strengths and explore new and even better ways to serve our customers. We are embarking on an exciting new era of growth and opportunity, and together we will continue to build Gold Banc into an ever-stronger and more vital part of the communities we serve.

Unlike other acquisitions and mergers, there is not the challenge of merging two employee groups. You, the associates of Gold Banc, are the employees of the new organization. You are a vital part of this transition, and of the exciting future we see for the new Gold Banc.

We welcome your comments, and are available to answer any questions you may have about today's announcement. Thank you for your continued dedication to our company and its customers.

Sincerely,

Mick Aslin
Attachment:
Press Release

ANNOUNCEMENT Q & A

                       Announcement Questions and Answers

Questions about the Deal

Q:   What is today's announcement?

A: The company signed a definitive merger agreement with Silver Acquisition Group (SAC), a recently formed investment group led by Stan Bailey, and including The Cypress Group and DLJ Merchant Banking. As part of the acquisition, Mr. Bailey will become CEO and Mick Aslin, current Gold Banc President and CEO, will become the non-executive Chairman of the Board.

Q:   Why are we being acquired?

A: As a public company, Gold Banc's first responsibility is to maximize value to the shareholders. When SAC approached the Company with this offer, considerable time was spent determining whether moving forward would be in the best interests of our shareholders, customers, and associates. After thoughtful analysis, it was determined the company should move forward and the decision was unanimously approved by Gold Banc's Board of Directors, except for Mr. Aslin who abstained because he would be serving as the non-executive Chairman of the Board of Directors of the surviving corporation.

Q:   When will the deal be final?

A: There are several steps before the transaction will be finalized. The deal is expected to be completed by the third quarter of 2004.

Q:   What approvals are needed for this acquisition to proceed?

A: The merger agreement requires approval by the holders of a majority of the shares of Gold Banc's common stock. The merger is also subject to other conditions, including regulatory approval and receipt of necessary financing.

Q:   Why does this deal make sense now?

A: The climate for transactions like this is very good right now, and Gold Banc is performing very well. Gold Banc has had strong deposit and earnings growth despite the challenges of the past year and has made great strides in regaining the confidence of associates, customers and shareholders. This transaction provides a significant opportunity to bring added value to shareholders while allowing associates to continue the tradition of providing outstanding service to customers.

Q:   Who stands to make the most from this transaction?

A: This will be good for shareholders, associates, customers and the communities we serve. This secures the future for Gold Banc associates while rewarding shareholders with a significant cash premium. It also is good for Kansas City because it ensures that Gold Banc will continue to be locally managed with significant local ownership for the foreseeable future.

Q:   How much will SAC pay for Gold Banc?

A: SAC has agreed to acquire Gold Banc Corporation for $16.60 per share, in cash. Gold Banc has approximately 39.9 million shares outstanding, which puts the value of the transaction at more than $662 million.

Q:   Why is this is a good deal for shareholders?

A:   Shareholders will receive a 16% premium over current market levels.

Q:   Was the bank being aggressively shopped?

A: Gold Banc has a responsibility to shareholders to provide the greatest value possible. So, when the Gold Banc received the SAC offer, it surveyed logical acquirors and verified that SAC's offer satisfied this objective.

Q: Do we expect other bidders to emerge? What will you do if another bank makes a higher counteroffer?

A: With the help of investment banker, Sandler O'Neill & Partners, L.P., Gold Banc explored a thorough sales process. Under the merger agreement, the Board has the right to respond to other offers from other institutions if it determines that such an offer would be more favorable to Gold Banc shareholders. However, Gold Banc would be required to pay a $20 million fee to SAC if Gold Banc entered into another deal. Gold Banc is focused on completing this transaction which maximizes value for shareholders.

Q:   Did the board unanimously approve the deal?

A: Yes, except for Mr. Aslin who abstained because he will be serving as non-executive chairman of the Board of SAC.

Questions about SAC

Q:   Why Silver Acquisition Group? Did we consider other partners?

A: When Gold Banc was approached by SAC late last year, Sandler O'Neill & Partners, L.P. was hired to do a confidential market assessment to determine the strength of the SAC offer and also to explore other potential partners. As a result of that work, it was determined that this was a very strong proposal and worth our consideration.

Q:   What attracted SAC to Gold Banc?

A: Our ability to recover from the events of last March and to post record growth in deposits and earnings. We weathered the adversity and became an even stronger organization. In addition, SAC was attracted to our community banking model and our locations, especially those in high-growth metro areas.

Q:   What can you tell us about this group? What is their industry reputation?

A: Silver Acquisition Group is a recently formed small group of private investors. Led by Mr. Bailey, the group includes The Cypress Group, and DLJ Merchant Banking. Mr. Bailey is highly regarded in the financial and banking community for the track record he has demonstrated in successfully operating financial institutions that emphasize close ties to community involvement and responsiveness to customer needs, two of our core values.

Q:   What is Mr. Bailey's banking experience?

A: Mr. Bailey has over 25 years of experience in finance and banking. He has extensive experience working for both large banking institutions and investment firms. He served as the CFO of AmSouth Bancorp for 15 years. In 1995, Mr. Bailey led an investment group that acquired Little Rock-based Superior Financial from Bank of America.

Q:   What will be Mr. Bailey's role moving forward?

A: Mr. Bailey will become CEO. He will move from Little Rock to the Kansas City area.

Questions about future changes at Gold Banc

Q:   Why is Mr. Aslin stepping down?

A: Mr. Aslin will serve as the non-executive Chairman of the Board and will help the company through the transition process. He has signed a three-year non-compete and consulting agreement to ensure a smooth transition. This is consistent with Mr. Aslin's desire to ensure a succession plan for Gold Bank.

Q:   Will our name change?

A: Gold Bank will continue to do business in the same locations under the same name. The holding company name will continue to be Gold Banc.

Q:   What effect will this have on jobs?

A: This transaction will have very little effect on our day-to-day operations. SAC is an acquisition group, not another bank, and therefore does not have an existing group of employees. It will be important for associates to continue doing the great work they have been doing.

Q:   Will this affect the day-to-day job responsibilities of associates?

A:   No.

Q:   Will the structure of our company change?

A: Under terms of the agreement, Gold Banc's banking subsidiaries in Kansas, Florida, and Oklahoma would be consolidated into a single Kansas bank and then converted into a federal savings bank established by SAC. Following these transactions and the merger, the surviving parent would be a savings and loan holding company regulated by the Office of Thrift Supervision. The federal savings bank would operate under the name Gold Bank and would continue to do business in the same locations. The holding company would be regulated by the OTS.

Q:   What happens to stock options?

A: SAC would like to have all options cashed out. Silver will be encouraging all optionees to do so.

Questions about the impact on customers

Q:   What will this mean to customers?

A: Customers can expect the same high level of service and professionalism that they have come to expect from Gold Bank.

Q: Will customers experience any inconveniences as a result of the change in control?

A: A smooth transition is expected. Unlike most mergers involving another large company, there will be no systems conversions, sign changes, or branch closings caused by the transaction.

Q: What will change at the branch level? Will this acquisition diminish the level of customer service at the branches?

A: Customer service is our number one priority, and a core strength of Gold Banc's organization. A smooth transition is expected.

MANAGER TALKING POINTS

o Today, Gold Banc Corporation announced a definitive merger agreement to be acquired by Silver Acquisition Corporation.

o    Under this agreement, we will become a privately owned bank.

o When the deal is final, Mick Aslin will become Chairman of the Board and Stan Bailey, one of the investors, will become CEO.

o Gold Banc shareholders will receive cash for their shares at a price that represents a 16% premium over the market close on February 24 and 92% over the market price on March 17, 2003, the day that the management transition took place.

o    I'm sure you're wondering what this announcement means for our group.

o Today's announcement means business as usual for us. We will continue to operate in the same locations under the same name.

o Being a privately owned bank will allow us to focus even more attention on serving customers.


o    We expect the acquisition to be completed in the third quarter.

o The first step is to receive approval by the holders of a majority of the shares of Gold Banc's common stock, get regulatory approval and receipt of necessary financing.

o SAC already has commitments for 80 percent of the financing and is confident that it will receive the remaining portion in the near future.

o We expect this acquisition to have a positive effect on our culture and associates.

o As we move through the process you will receive updates on the status of steps completed.

o    I will keep you informed as decisions are made and events take place.

o In the meantime, it is important for all of us to keep focused on our work and continue to provide excellent service to our customers.

o Let me stop here and get your feedback. Any reactions that you'd like to share or questions that you have? I will try to answer as many questions as I can. If I don't know the answer, I'll find out for you.

[Open the floor for questions.]

o Thank you for your time. If you think of additional questions, please let me know and we will get them answered for you.